Exhibit 99.1

Edgewise Therapeutics Reports Third Quarter 2023 Financial Results and Recent Business Highlights

– Fully enrolled CANYON and now enrolling the global pivotal cohort, GRAND CANYON, of EDG-5506 in Becker muscular dystrophy (Becker) –
– Expanding Phase 2 LYNX trial of EDG-5506 including new cohort for boys with Duchenne not currently treated with corticosteroids –
– Initiated new Phase 2 FOX trial in boys with Duchenne muscular dystrophy (Duchenne) who have been previously treated with gene therapy –
– Advancing Phase 1 trial of EDG-7500, a novel sarcomere modulator for hypertrophic cardiomyopathy (HCM), and other serious diseases of cardiac diastolic dysfunction –

BOULDER, Colo.--(BUSINESS WIRE)--November 9, 2023--Edgewise Therapeutics, Inc. (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today reported financial results for the third quarter of 2023 and recent business highlights.

“I’m thrilled with the progress we’ve made in 2023 across our skeletal and cardiovascular programs,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “Most recently, we started enrolling individuals in two important studies: GRAND CANYON, a global pivotal study of EDG-5506 in Becker, a disorder with no approved treatments and a Phase 1 trial of EDG-7500, our novel sarcomere modulator for HCM. The team also initiated FOX, the Phase 2 trial of EDG-5506 in boys with Duchenne who have received gene therapy and continues to rapidly enroll the Phase 2 LYNX trial in Duchenne.”

Recent Highlights

Musculoskeletal Program / EDG-5506

Initiated GRAND CANYON, a Global Pivotal Study in Becker

EDG-5506 is an orally administered small molecule designed to prevent contraction-induced muscle damage in dystrophinopathies including Becker and Duchenne muscular dystrophy. There are currently no approved therapies for individuals with Becker, a serious genetic, progressive neuromuscular disorder with significant unmet need. The Company initiated enrollment of GRAND CANYON, a global pivotal study of EDG-5506 in individuals with Becker. GRAND CANYON is an expansion of the CANYON placebo-controlled study. CANYON, which was over-enrolled, includes 40 adults and 29 adolescents and a treatment period of 12 months.

GRAND CANYON is a multicenter, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of EDG-5506 in adults with Becker. Data from GRAND CANYON, if positive, could support a marketing application. The primary endpoint of GRAND CANYON is North Star Ambulatory Assessment (NSAA). In addition, other functional assessments, biomarkers of muscle damage and safety will be assessed. GRAND CANYON is anticipated to recruit approximately 120 individuals with Becker, aged between 18 and 50 years old, at up to 50 sites in 10 countries. The treatment period for participants will be 18 months. To learn more, go to clinicaltrials.gov (NCT05291091) or the GRAND CANYON microsite: https://www.beckergcstudy.com.

Rapidly enrolling and continuing dose escalation of Phase 2 LYNX trial

Based on the safety profile observed to date, the Company is continuing dose escalation and expanding enrollment in their Phase 2 placebo-controlled LYNX trial of EDG-5506 in children aged 4 to 9 years with Duchenne; one of the new LYNX cohorts will include boys with Duchenne not currently treated with corticosteroids. The LYNX trial is enrolling at 14 sites across the United States, with the first three cohorts having over-enrolled. LYNX is a Phase 2 placebo-controlled trial to assess the effect of multiple doses of EDG-5506 over 12 weeks on safety, PK and biomarkers of muscle damage. The trial will also explore changes in functional measures, such as the North Star Ambulatory Assessment (NSAA) and self-reported/caregiver-reported outcomes. Approximately 45 children with Duchenne aged 4 to 9 years are expected to be enrolled in this trial. Participants will then continue in an open-label extension portion of the trial for a total of 24 months to gain further insights into safety and functional measures. Importantly, this trial is designed to identify a dose of EDG-5506 that will reduce biomarkers of muscle damage and has the potential to provide functional benefit to patients in a Phase 3 trial. The Company expects to report Phase 2 interim data in the first half of 2024, once the Phase 3 dose is identified. Go to clinicaltrials.gov to learn more about this trial (NCT05540860).

Initiated new Phase 2 FOX trial in boys with Duchenne who have been previously treated with gene therapy

FOX is a Phase 2 placebo-controlled trial to assess the effect of EDG-5506 over 12 weeks on safety, PK and biomarkers of muscle damage in children and adolescents with Duchenne who have been previously treated with gene therapy. Approximately 24 participants, aged 6 to 14 years, are expected to be enrolled in the trial at multiple sites across the United States, which is expected to begin dosing in early 2024. Participants will then continue in an open-label extension portion of the trial for a total of 12 months to gain further insights into safety, PK, function and biomarker measures. Go to clinicaltrials.gov to learn more about this trial (NCT06100887).

Advancing Phase 2 DUNE Trial in Adults with LGMD2I/R9, Becker and McArdle Disease

The Company is advancing the DUNE Phase 2 exercise challenge trial to evaluate the effect of EDG-5506 on biomarkers of muscle damage following controlled exercise in adults with LGMD2I/R9, Becker or McArdle disease at a single site in Denmark. Participants in the placebo-controlled 16-week trial then continue to an open label extension through 52 weeks. The goal of this trial is to assess safety and efficacy in individuals with myopathy distinct from Duchenne/Becker where muscle contraction is associated with exaggerated injury. LGMD2I/R9 is a muscular dystrophy caused by a dysfunctional dystroglycan complex while McArdle is caused by deficiencies in glycogen mobilization leading to metabolic crisis and injury of skeletal muscle. The Company expects to announce placebo-controlled data in the first half of 2024.

Initiated Phase 2 Open-Label Extension MESA Trial in Adults and Adolescents with Becker

The Company initiated MESA, an open-label treatment extension trial to assess the long-term effect of EDG-5506 on safety, biomarkers, and functional measures. MESA will provide continued access to EDG-5506 treatment to study participants who were previously enrolled in Edgewise studies. Go to clinicaltrials.gov to learn more about this trial (NCT06066580).

Cardiovascular Program / EDG-7500

Advancing Phase 1 Trial of EDG-7500, a First-In-Class Sarcomere Modulator

EDG-7500 is a first-in-class oral, selective, cardiac sarcomere modulator, specifically designed to slow early contraction velocity and address impaired cardiac relaxation associated with HCM and other diseases of diastolic dysfunction. The Company is enrolling a randomized, double-blind, placebo-controlled, single and multiple ascending dose Phase 1 trial evaluating safety, tolerability, pharmacokinetics and pharmacodynamics in healthy adults. To learn more about this trial (NCT06011317), go to clinicaltrials.gov. The Company is also planning to begin a Phase 1b trial of EDG-7500 in individuals with obstructive HCM in the first half of 2024.

Strengthened Engagement with the Scientific and Patient Communities

Musculoskeletal Program / EDG-5506

The Company continued its education and outreach on its Becker program with the medical and patient communities. In October 2023, the Company held an Industry Symposium at the Annual Congress of the World Muscle Society (WMS). Additionally, the Company held webinars with clinicians hosted by Muscular Dystrophy Association in August 2023 and the patient community hosted by Parent Project Muscular Dystrophy in October 2023. Replays of the webinars can be viewed here. The Company continues to sponsor and participate in numerous other clinician and patient-focused events.

Cardiovascular Program / EDG-7500

The Company sponsored and attended several cardiovascular-focused conferences, building relationships with the medical and patient communities. In October 2023, the Company shared information on its Phase 1 trial of EDG-7500, at the Heart Failure Society of America Annual Scientific Meeting, participated in a panel discussion on emerging pharmacologic therapies for HCM at the HCM Society Annual Scientific Sessions and attended the HCM Association Annual Patient Meeting. The Company is also presenting on EDG-7500 at the American Heart Association Scientific Sessions on November 13.

The presentations are available on the Edgewise website.

Third Quarter Financial Results

Cash, cash equivalents and marketable securities were approximately $290 million as of September 30, 2023.

Research and development (R&D) expenses were $23.8 million for the third quarter of 2023, compared to $19.6 million for the immediately preceding quarter. The increase of $4.2 million was primarily driven by an increase of $3.3 million in clinical trial expenses for both the EDG-5506 and EDG-7500 clinical programs in addition to $0.6 million of higher personnel-related costs and $0.3 million of other R&D expenses.

General and Administrative (G&A) expenses were $5.7 million for the third quarter of 2023, compared to $5.8 million for the immediately preceding quarter.

Net loss and net loss per share for the third quarter of 2023 was $25.7 million or $0.41 per share, compared to $21.5 million or $0.34 per share for the immediately preceding quarter.

About EDG-5506 for Becker and Duchenne Muscular Dystrophies

EDG-5506 is an orally administered small molecule designed to prevent contraction-induced muscle damage in dystrophinopathies including Duchenne and Becker. EDG-5506 presents a novel mechanism of action designed to selectively limit the exaggerated muscle damage caused by the absence or loss of functional dystrophin. By minimizing the progressive muscle damage that leads to functional impairment, EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating neuromuscular disorders Its unique mechanism of action provides the potential to establish EDG-5506 as a foundational therapy in dystrophinopathies, either as a single agent therapy or in combination with available therapies and those in development. In August 2021, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to EDG-5506 for the treatment of individuals with Becker.

The Company has advanced EDG-5506 through the clinic including completing a Phase 1 trial evaluating safety, tolerability, PK and pharmacodynamics of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with Becker (Phase 1b) (NCT04585464). In ARCH, an open-label, single-center trial (NCT05160415) assessing long-term safety and PK, decreases in biomarkers of muscle damage and trends toward improvement in NSAA have been observed following 12 months of treatment with EDG-5506. A Phase 2 cohort of EDG-5506 in Becker (CANYON) is fully enrolled and has now been expanded to include an additional 120 adult participants in a pivotal cohort called GRAND CANYON, which is currently enrolling (NCT05291091). In Duchenne, the Company is advancing its Phase 2 studies, LYNX (NCT05540860) and FOX (NCT06100887), both assessing safety, PK and biomarkers of muscle damage. The Company is also advancing the DUNE Phase 2 exercise challenge trial, to evaluate the effect of EDG-5506 on biomarkers of muscle damage following exercise in adults with LGMD2I, Becker or McArdle disease at a single site in Denmark.

About EDG-7500 for Hypertrophic Cardiomyopathy

EDG-7500 is a first-in-class oral, selective, cardiac sarcomere modulator that is advancing in a Phase 1 trial (NCT06011317). The compound is designed to slow early contraction velocity and improve impaired cardiac relaxation. This novel mechanism is anticipated to have a broad therapeutic index that may facilitate fixed patient dosing and minimize monitoring during therapy. Preclinical data of EDG-7500 support beneficial activity in animal models of both obstructive HCM and cardiac diastolic dysfunction with minimal changes in left ventricular systolic performance.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of first-in-class therapeutics. EDG-5506 is an orally administered skeletal myosin inhibitor in clinical trials in patients with Becker, Duchenne, and Limb-Girdle muscular dystrophies as well as McArdle Disease. EDG-7500, currently in a Phase 1 trial, is a novel cardiac sarcomere modulator for the treatment of HCM and other disorders of cardiac diastolic dysfunction. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, X (formerly Twitter), Facebook, Instagram and Threads.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including EDG-5506 and EDG-7500; statements regarding Edgewise’s expectations relating to its clinical trials, including timing of reporting data (including the Phase 2 interim data for the LYNX Phase 2 clinical trial of EDG-5506 and Phase 2 DUNE Trial of EDG-5506) and commencement of trials (including patient enrollment for GRAND CANYON, certain milestones of the Phase 2 FOX trial in boys with Duchenne and a Phase 1b trial of EDG-7500); and statements regarding Edgewise’s pipeline of product candidates and programs. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the timing, progress and results of clinical trials for EDG-5506 and the EDG-7500; Edgewise’s ability to enroll and maintain patients in clinical trials; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended
	September 30, 2023	June 30, 2023
Operating expenses:
Research and development	$23,786	$19,559
General and administrative	5,666	5,780
Total operating expenses	29,452	25,339
Loss from operations	(29,452)	(25,339)
Interest income	3,739	3,870
Net loss	$(25,713)	$(21,469)
Net loss per share - basic and diluted	$(0.41)	$(0.34)
Weighted-average shares outstanding, basic and diluted	63,459,560	63,380,430

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	September 30,	December 31,
	2023	2022
Assets
Cash, cash equivalents and marketable securities	$289,697	$351,947
Other assets	21,667	15,154
Total assets	$311,364	$367,101
Liabilities and stockholders' equity
Liabilities	20,937	20,385
Stockholders' equity	290,427	346,716
Total liabilities and stockholders' equity	$311,364	$367,101

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com